Exhibit 10.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated as of the 28th day of February, 2014 between VALEANT PHARMACEUTICALS INTERNATIONAL, INC. (“Valeant”) and DANIEL WECHSLER (“Mr. Wechsler” and together with Valeant, the “Parties”).

WHEREAS, Mr. Wechsler is serving as Executive Vice President - Company Group Chairman, Eye Health, pursuant to a letter agreement between Mr. Wechsler and Valeant dated July 12, 2013 (the “Letter Agreement”); and

WHEREAS, Mr. Wechsler is resigning from any and all positions with Valeant and with all subsidiaries of Valeant, effective immediately; and

WHEREAS, Valeant and Mr. Wechsler desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Mr. Wechsler’s entitlements and continuing obligations in connection with his resignation of employment with Valeant.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.	Termination Date.

(a)
The Parties agree that February 28, 2014 shall be Mr. Wechsler’s last day of employment with Valeant (the “Termination Date”) and his service as Executive Vice President - Company Group Chairman, Eye Health shall terminate as of the Termination Date. Effective as of the Termination Date, Mr. Wechsler hereby resigns from all positions he holds as an employee, officer, director, benefit plan trustee or otherwise with respect to Valeant and its subsidiaries.

(b)	Upon the Termination Date, each of Mr. Wechsler’s equity compensation awards shall immediately terminate, without further compensation due, in accordance with their terms.

2.	Payments. The Parties acknowledge that in connection with Mr. Wechsler’s termination of employment with Valeant, he shall be entitled to (or eligible for, as the case may be) the following:

(a)	any accrued but unpaid salary or vacation pay, which shall be paid to him in accordance with Valeant's policies with respect to such remuneration; and

(b)
subject to Mr. Wechsler executing the general release of claims attached hereto as Annex A within 21 days following the Termination Date, and the applicable seven (7) calendar day revocation period expiring without revocation (the date upon which such revocation period expires being referred to hereinafter as the

1

“Effective Date”), a separation payment in the amount of US$435,782, subject to applicable withholdings, payable on or about August 28, 2014; provided however that, if, at any time, Mr. Wechsler is in breach of any of his obligations under this Agreement, then from the date of such breach onward and with no further notice or action required, no payment shall be payable or paid, nor benefit provided, pursuant to this Section 2(b).

3.	Non-Compete and Non-Solicit.

(a)
Mr. Wechsler acknowledges that Valeant does business throughout the world. For a period of one year following the Termination Date, Mr. Wechsler shall not, directly or indirectly, serve as an employee, consultant, officer, director, lender, investor, shareholder, partner, manager or member of any person or entity, or own or act as a sole proprietor of a business that engages in the development, production and/or marketing of prescription and non-prescription pharmaceutical products or medical devices in the areas of eye health, dermatology, facial aesthetics and/or neurology or in any other line(s) of business in which Valeant is engaged on the Termination Date (each, a “Competitor”), in any of the states of the United States of America, Canada, and any country in Europe, Latin America, Australia and South East Asia, other than Valeant, or as approved in advance in writing by the Chief Executive Officer of Valeant; provided, however, that Mr. Wechsler’s passive ownership of securities shall not be a violation of this paragraph if such securities represent: (i) less than one percent (1%) of the publicly traded securities of any Large Publicly Traded Entity (determined at the time of investment); or (ii) less than $500,000 and less than five percent (5%) of the securities of any entity that is not a Large Publicly Traded Entity. A “Large Publicly Traded Entity” means a publicly traded entity with a market capitalization greater than $500,000,000 at the time of investment.

(b)
Subject to the last sentence of this Section 3(b), to protect the confidential information and other trade secrets of Valeant and its affiliates, Mr. Wechsler agrees, from the Termination Date through February 28, 2015, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of Valeant or any of its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly (including through the Permitted Person (as defined below)) influencing or attempting to influence employees or independent contractors of Valeant or any of its affiliates to become employed with or become an independent contractor for any other person, partnership, firm, corporation or other entity. Mr. Wechsler agrees that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of Valeant and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations. Notwithstanding the terms of this Section 3(b), Mr. Wechsler shall be entitled to solicit or attempt to solicit the individual who currently holds the title at Valeant (or Valeant’s affiliate) set out in Annex B hereto (the “Permitted Person”) to become employed with any new employer of Mr. Wechsler.
Mr. Wechsler expressly acknowledges that the restrictions set forth in this Section 3 shall not prevent or unduly restrict him from practicing his profession, or cause him economic hardship. It is the intent and desire of Mr. Wechsler and Valeant (and its affiliates) that the restrictive provisions in this Section 3 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in this Section 3 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Mr. Wechsler acknowledges that Valeant or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if he breaches his obligations under this Section 3. Accordingly, Mr. Wechsler agrees that Valeant and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Mr. Wechsler of his obligations under this Section 3 in any Federal or state court sitting in the State of New Jersey, or, at Valeant's (or its affiliate's) election, in any other state or jurisdiction in which Mr. Wechsler maintains his principal residence or his principal place of business. Mr. Wechsler agrees that Valeant or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that may have been entered into with Valeant or any of its affiliates. Mr. Wechsler hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by Valeant or its affiliates to obtain that injunctive relief, and Mr. Wechsler agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Mr. Wechsler to Valeant or its affiliates, or in any other manner authorized by law.

4.
Confidentiality. Mr. Wechsler will not disclose to, or use for the benefit of, any third party any Confidential Information. "Confidential Information" means any information about Valeant or any of its affiliates, their clients or personnel which is not known or available publicly or generally within the pharmaceutical industry, including, but not limited to, information relating to business operations, including customer and supply lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Anything herein to the contrary notwithstanding, the provisions of Section 4 shall not apply (a) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Mr. Wechsler to disclose or make accessible any information, or (b) as to information that is or becomes available to Mr. Wechsler on a non-confidential basis from a source outside of Valeant and such source does not breach any confidentiality or other obligation in making such disclosure to Mr. Wechsler.

5.
Non-Disparagement. From and after the Termination Date, Mr. Wechsler agrees to not disparage or in any other way communicate to any person or entity any negative information or opinion concerning Valeant, or its parents, subsidiaries and affiliates, or any of their partners, members, shareholders, officers, directors, employees or agents, of any of them. This provision shall not prohibit Mr. Wechsler from making any statements or taking any actions required by law nor shall this provision be interpreted to require or encourage Mr. Wechsler to make any misrepresentations.

6.
Other Company Policies. Mr. Wechsler agrees that he shall continue to be bound by and comply with the terms of his confidentiality obligations to Valeant, and any provisions of the Standards of Business Conduct, Insider Trading Policy, Blackout Policy, Anti-Bribery Policy, Corporate Integrity Agreement and any other policies of Valeant and its affiliates that survive termination of employment.

7.	Cooperation

(a)
During the eighteen (18) month period following the Termination Date, Mr. Wechsler agrees to make himself reasonably available (after taking into account his personal and professional schedule) to cooperate with Valeant and its affiliates in matters that materially concern: (i) requests for information about the services Mr. Wechsler provided to Valeant, its affiliates and their predecessors during his employment with Valeant, its affiliates and their predecessors, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Valeant, its affiliates and their predecessors which relate to events or occurrences that transpired while Mr. Wechsler was employed by Valeant, its affiliates or their predecessors or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the US Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Mr. Wechsler was employed by Valeant, its affiliates and their predecessors. Mr. Wechsler’s cooperation shall include: (A) making himself reasonably available to meet and speak with officers or employees of Valeant, Valeant's counsel or any third-parties at the request of Valeant at times and locations to be determined by Valeant reasonably and in good faith, taking into account Mr. Wechsler’s business and personal needs and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions. Unless required by law or legal process or in the course of, or related to, his subsequent employment, Mr. Wechsler will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than Valeant) in connection with any potential or pending proceeding or legal action involving matters arising during Mr. Wechsler’s employment with Valeant, its affiliates and their predecessors.

(b)
If Valeant requests services pursuant this Section 7, Mr. Wechsler shall not be entitled to any payments above those set forth in this Agreement; provided, however, that Valeant will reimburse Mr. Wechsler for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Mr. Wechsler’s performance of obligations pursuant to this Section 7 for which Mr. Wechsler has obtained prior approval from Valeant.

(c)
If Mr. Wechsler reasonably determines that he should be represented by counsel in connection with any matter described in this Section 7, he shall be represented by counsel selected by Valeant, which may be (at Valeant’s election) the same counsel representing Valeant or its affiliates in such matter unless Mr. Wechsler reasonably determines that he should be separately represented due to Valeant’s counsel having an actual conflict of interest, in which case Valeant shall agree to, and shall, pay the reasonable costs and expenses of separate counsel selected by Valeant in consultation with Mr. Wechsler for matters with respect to which Mr. Wechsler is cooperating with Valeant pursuant to this Section 7.

(d)
Nothing in this Agreement or any other agreement by and between the parties is intended to or shall preclude or in any way limit or restrict Mr. Wechsler from providing accurate and truthful testimony in response to a valid subpoena, court order, regulatory or governmental request or other judicial, administrative or legal process or otherwise as required by law (in the case of formal legal process in which event Mr. Wechsler shall notify Valeant in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible)).

8.
Representations. Mr. Wechsler represents and agrees that he is not aware of any violations of any laws, rules or regulations with respect to any accounting, financial, reporting, regulatory or any other others at Valeant or its affiliates by any of their respective officers, directors, employees, agents or any other person providing services to them. Mr. Wechsler represents that he has complied with the policies of Valeant, its affiliates and their predecessors applicable to Mr. Wechsler at any time concerning the treatment of confidential information.

9.
Indemnification. From and after the date hereof, Mr. Wechsler shall be indemnified by Valeant as provided in its by-laws. In addition, Mr. Wechsler will be covered under Valeant’s Directors and Officers Liability Insurance Policy.

10.
Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding any other provision of this Agreement, Valeant may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

11.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

12.
Entire Agreement. This Agreement sets forth the entire agreement between Mr. Wechsler and Valeant concerning the termination of Mr. Wechsler’s employment, and supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the Letter Agreement. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by Mr. Wechsler and the Chief Executive Officer of Valeant. Mr. Wechsler represents and agrees that other than the payments and benefits set forth in Section 2 of this Agreement (and subject to the terms and conditions of Section 2 of this Agreement), he is not entitled to any payments or benefits from Valeant, its affiliates or their predecessors.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC.

By:     /s/ Brian Stolz
Title: Brian Stolz
Name: Executive Vice President, Administration
and Chief Human Capital Officer

EMPLOYEE

/s/ Daniel Wechsler
DANIEL WECHSLER

ANNEX A
General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (the “Company”) and Daniel Wechsler (“Employee”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release except as expressly set forth herein. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

(a)    any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company;

(b)    any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c)    all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d)    any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New

Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

(e)    any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

In order to waive and release any and all claims against the Releasees, whether or not now known, Employee expressly waives and releases all rights under California Civil Code section 1542 (or any comparable provision under any similar statute in any other jurisdiction) which states:

A general release does not extend to claims which the creditor [i.e. Employee] does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his settlement with the debtor [i.e. the Company].
The only claims that are not being waived and released by Employee hereunder are claims Employee may have for:

(a)    unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)    continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c)    any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the United States federal law known as “ERISA;”

(e)    violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(f)    any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to the Employee’s right to enforce the terms of this Release and the Separation Agreement dated as of February 28, 2014 between the Employee and the Company (the “Separation Agreement”); and

(g)    any wrongful act or omission occurring after the date Employee signs this Release.

Nothing in this Release prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law. However, Employee understands that, because Employee is waiving and releasing all claims “for monetary damages and any other forms of personal relief” through the date upon which Employee signs this Release, Employee may not recover any monetary relief from such a claim and may only seek and receive non-personal forms of relief through any such claim.

Confidentiality of this Release. Employee agrees, covenants and promises that Employee has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Release, to any persons with the exception of: (1) members of Employee’s immediate family, Employee’s attorneys, accountants, tax, or financial advisors, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) to the Internal Revenue Service or state or local taxing authority; (3) as is expressly required or protected by law; or (4) in any action to challenge or enforce the terms of this Release provided that such disclosure is protected from public disclosure by an appropriate confidentiality order to the maximum extent permitted by applicable authority. Employee agrees to be liable for any breach of this Paragraph by the individuals identified in clause (1) above.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) the Company has advised him of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, the payments to be made under Section 2(b) of the Separation Agreement) to which he would not be entitled in the absence of signing this Release. Employee has twenty-one (21) calendar days to consider this Release, although he may sign it sooner, but not before February 28, 2014.

In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to the Company by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for the Company stated below.

Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it (the “Effective Date” referred to in the Separation Agreement), provided that Employee has delivered Employee’s signed Release to the Company, and Employee did not revoke the Release.

Delivery to the Company. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:

Valeant Pharmaceuticals International, Inc.
700 U.S. Highway 202/206
Bridgewater, NJ 08807
Attn: Vice President, Human Resources

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of the Company.

Governing Law and Venue. This Release shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by the Chief Executive Officer.

Complete Agreement. Except for the Separation Agreement, this Release, assuming it is executed and not revoked during the 7-day Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and the Company regarding all of the subjects covered by this Release. This Release and the Separation Agreement (and the documents referenced therein) are the full, complete and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Release and the Separation Agreement, and neither the Employee nor the Company is relying on any representation or promise that is not expressly stated in this Release or the Separation Agreement.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date:
Daniel Wechsler